UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2011
SUPERVALU INC.
(Exact name of registrant as specified in its charter)

Delaware	1—5418	41—0617000

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7075 Flying Cloud Drive
Eden Prairie, Minnesota		55344

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (952) 828-4000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) SUPERVALU INC. (the “Company”) finalized a long-term incentive program for the Fiscal 2012-2014 performance period pursuant to which participants, including the Company’s named executive officers, will be eligible to receive incentive compensation based on the increase in the Company’s market capitalization during the performance period, if any, using a fixed number of common shares outstanding. The maximum amount of increase in the Company’s stock price is capped at $25, and the maximum percent of the increase in market capitalization that will be paid to all participants will be 4.8% of such increase. The Company’s top 800 employees will be eligible for a share of the payments, if any, under the program. The program provides for a minimum, performance-based payout opportunity equal to 25% of the target award value assuming $5.7 billion or more of EBIDTA is generated over the three-year performance period. Payments under the program, if any will be made half in cash and half in shares of the Company’s stock following the end of the performance period. The three-year measurement period aligns with the estimated time to fully realize the business transformation currently underway at the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 28, 2011
SUPERVALU INC.
By: /s/ Sherry M. Smith

Sherry M. Smith
Executive Vice President and
Chief Financial Officer
(Authorized Officer of Registrant)